Exhibit 99.1

NEWS FOR IMMEDIATE RELEASE

November 14, 2007

CONTACT:	Laura Tuthill
(949) 759-5900

AMBASSADORS INTERNATIONAL, INC. ANNOUNCES NEW CHIEF FINANCIAL OFFICER

NEWPORT BEACH, CA, November 14, 2007 – Ambassadors International, Inc. (NasdaqGM:AMIE) (the “Company”) announced today the appointment of Blake Barnett as the Company’s Chief Financial Officer. Mr. Barnett will transition into his role until November 26, 2007.

Most recently, Mr. Barnett served as the Chief Financial Officer for the California Division of Albertsons Grocery Stores with financial responsibility for almost 500 stores and $9 billion in sales. Prior to Albertsons he spent almost seven years with YUM! Brands and Pepsi Co. He was the Chief Financial Officer for a start-up within YUM! Brands and also held several senior financial positions with Taco Bell. Prior to Taco Bell, Mr. Barnett worked in various financial and information technology capacities for Unocal, as well as Times Mirror.

Mr. Barnett holds a Masters of Business Administration degree from University of California Irvine, a Bachelors of Science degree in economic system science and a Bachelors of Arts degree in political science from the University of California Los Angeles.

Joe Ueberroth, Chairman and CEO of the Company, stated, “Blake Barnett is a successful financial executive with a strong operational perspective. His leadership has added significant value for the premier companies he served and we look forward to his contribution here at Ambassadors.”

About Ambassadors International, Inc.

Ambassadors International, Inc. is a cruise, marine, and travel and event company. The Company operates Windstar Cruises, an international, luxury cruise line and Majestic America Line, a North American river and coastal cruising company. The Company is also a global provider of construction and consulting services to marina owners. In addition, the Company provides travel and event services. The Company is headquartered in Newport Beach, California. In this press release, any reference to “Company,” “Ambassadors,” “management,” “we,” “us” and “our” refers to Ambassadors International, Inc. and its management team.